EXHIBIT 99.1
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[The following letter appears on Community Bancorp, Inc. letterhead]




April 15, 2003


Dear Shareholder:

Community Bancorp, Inc. and its subsidiary, Community National Bank, recorded consolidated net income of $1,400,000 or $0.24 diluted earnings per share for the three months ended March 31, 2003, compared to $1,358,000 or $0.23 diluted earnings per share recorded for the same period in 2002. The Company's March 31, 2003 consolidated financial statements are enclosed for your review.

As a result of the Company's continued strong performance and earnings, the Board of Directors voted to increase the cash dividend declared on common stock to $0.083 per share for the first quarter of 2003. This represents the thirty-eighth consecutive increase in the Company's quarterly cash dividend. Your first quarter 2003 dividend check, or your deposit advice if you have chosen to have your dividend deposited directly into your account, is enclosed.

As I have done in the past, I again invite your participation in the Company's success. If you have friends, relatives or business associates who may not be satisfied with their present banking relationship, especially in light of the continuing consolidation and merging of banks in our area, please encourage them to visit Community National Bank and give us an opportunity to satisfy their financial needs. Referrals of that type to the Bank will benefit both the new customer and you, the shareholder.

I sincerely appreciate the ongoing support the shareholders have provided to the Company's Board of Directors, management and staff. Should you have any questions about Community Bancorp or Community National Bank, please feel free to give me a call.

Sincerely,


/s/ James A. Langway

James A. Langway
President and Chief Executive Officer